Sub-Item 77C: Submission of matters to a vote of security holders

Shareholder Meeting Results (Unaudited)

The following proposals were addressed and approved at the Annual Meeting of the Shareholders of The Hartford Income Shares Fund, Inc. (the “Company”) held on January 8, 2008:

1.  Proposal to elect a Board of Directors consisting of the following ten nominees:  Lynn S. Birdsong, Robert M. Gavin, Duane E. Hill, Sandra S. Jaffee, William P. Johnston, Phillip O. Peterson, Lemma W. Senbet, Thomas M. Marra, Lowndes A. Smith and David M. Znamierowski.

L. S. Birdsong
Affirmative  10,785,486.812
Withheld  288,043.299

R. M. Gavin
Affirmative  10,773,321.105
Withheld  300,209.006

D. E. Hill
Affirmative  10,786,268.812
Withheld  287,261.299

S. S. Jaffee
Affirmative  10,766,044.624
Withheld  307,485.487

W. P. Johnston
Affirmative  10,765,289.371
Withheld  308,240.740

P. O. Peterson
Affirmative  10,776,684.636
Withheld  296,845.475

L. W. Senbet
Affirmative  10,787,098.812
Withheld  286,431.299

T. M. Marra
Affirmative  10,790,597.722
Withheld  282,932.389

L. A. Smith
Affirmative   10,773,321.105
Withheld  300,209.006

D. M. Znamierwski
Affirmative  10,783,003.225
Withheld  290,526.886

2.  Proposal to ratify the selection by the Board of Directors of the Company of Ernst and Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2008.

Selection of Ernst & Young LLP

Affirmative  10,819,070.328
Against   143,394.706
Abstain           111,065.077